EXHIBIT 23.3

CONSENT OF INDEPENDENT EXPERTS

The Board of Directors
James River Coal Company

Marshall Miller & Associates, Inc., hereby consents to the references to our firm in the form and context in which they appear in the Form S-1 Registration Statement (the “Form S-1”). We hereby further consent to the use of information contained in our report, dated as of March 31, 2004, setting forth the estimates of the Company’s coal reserves in the Form S-1, and in our report, dated as of April 12, 2005, setting forth the estimates of Triad’s coal reserves in the Form S-1.

Marshall Miller & Associates, Inc.

By: /s/ Peter Lawson
Name: Peter Lawson

Title: Executive Vice President

April 13, 2005